Exhibit 10.6
Jazz Pharmaceuticals plc
2011 Equity Incentive Plan
U.S. Performance Restricted Stock Unit Award Grant Notice

Jazz Pharmaceuticals plc (the “Company”), pursuant to its 2011 Equity Incentive Plan (the “Plan”), hereby awards to Participant the number of restricted stock units (“RSUs”) specified and on the terms set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this U.S. Performance Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and in the U.S. Performance Restricted Stock Unit Award Agreement (the “Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety. For purposes of the Award, the Agreement will be deemed to include Exhibit A to the Agreement.

Participant:	_______________________________________________
RSU #:	_______________________________________________
Date of Grant:	_______________________________________________
Target Number of RSUs Subject to Award (“Target RSUs”):	_______________________________________________
Maximum Number of RSUs Subject to Award (“Maximum RSUs”):	_______________________________________________
Consideration:	Participant Services (Payment of par value of newly issued shares)

Vesting Schedule:     Subject to Sections 2 and 11 of the Agreement, the RSUs subject to this Award will vest in accordance with Exhibit A to the Agreement.

Issuance Schedule:    One Ordinary Share will be issuable for each RSU which vests at the time set forth in Section 6 of the Agreement.

Special Tax
Withholding Right:    [ ]    You may direct the Company (i) to withhold, from Ordinary Shares otherwise issuable in respect of the Award, a portion of those Ordinary Shares with an aggregate fair market value (measured as of the delivery date) equal to the amount of the applicable withholding taxes, and (ii) to make a cash payment equal to such fair market value directly to the appropriate taxing authorities, as provided in Section 10 of the Agreement.

Exhibit 10.6
    [X]    None

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception of: (i) any employment or severance arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Jazz Pharmaceuticals plc	Participant
By:
Signature	Signature
Title:	Date:
Date:

Attachments: U.S. Performance Restricted Stock Unit Award Agreement, 2011 Equity Incentive Plan
* * * * *

Attachment I
U.S. Performance Restricted Stock Unit Award Agreement
Jazz Pharmaceuticals plc
2011 Equity Incentive Plan
U.S. Performance Restricted Stock Unit Award Agreement
Pursuant to your U.S. Performance Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this U.S. Performance Restricted Stock Unit Award Agreement (the “Agreement”), and in consideration of your services, Jazz Pharmaceuticals plc (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2011 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (the “RSUs”) indicated in your Grant Notice. The Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Except as otherwise explicitly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the Plan, the terms of the Plan shall control. Capitalized terms not explicitly defined in the Grant Notice or this Agreement but defined in the Plan shall have the same definitions as in the Plan. For purposes of the Award, the Agreement will be deemed to include Exhibit A to the Agreement.
The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.Grant of the Award. This Award represents your right to be issued on a future date the number of Ordinary Shares that is equal to the number of RSUs indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Maximum RSUs subject to the Award. This Award was granted in consideration of your services to the Company or one of its Affiliates. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company or its Affiliates) with respect to your receipt of the Award, the vesting of the RSUs or the delivery of the Ordinary Shares to be issued in respect of the Award; provided, however, that to the extent that any Ordinary Shares issued upon settlement of your Award are newly issued Ordinary Shares, a payment must be received by the Company of an amount equal to the par value of such number of newly issued Ordinary Shares (rounded up to the nearest whole cent) in cash, by check, bank draft or money order payable to the Company.
2.Vesting. Subject to Section 11 of this Agreement and the limitations contained herein, your Award will vest, if at all, in accordance with Exhibit A to the Agreement, provided that your Continuous Service has not terminated prior to the last day of the Performance Period (as defined in Exhibit A to the Agreement), except as otherwise set forth below in this Section 2. Upon any termination of your Continuous Service, the RSUs credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in such RSUs or the Ordinary Shares to be issued in respect of such portion of the Award, except as otherwise directed by the Compensation & Management Development Committee of the Board (or its successor following a Change in Control) (the “Committee”), provided, that:
(a)Termination of Continuous Service due to Death. If your Continuous Service terminates prior to the last day of the Performance Period due to your death, then a number of RSUs subject to this Award shall become vested in an amount equal to (i) the number of Target RSUs, multiplied by (ii) a ratio, the numerator of which is the number of calendar days during the Performance Period that you were in Continuous Service and the denominator of which is the total number of calendar days in the Performance Period, with the resulting number rounded up to the nearest whole RSU, effective as of the date of such termination (or as soon as administratively practicable thereafter, but no later than 60 days following such termination).
(b)Termination of Continuous Service due to Disability or Retirement. If your Continuous Service terminates prior to the last day of the Performance Period due to your Disability or Retirement, then effective as of the Vesting Date, a number of RSUs subject to this Award shall become vested in an amount equal to (i) the number of Certified RSUs (as defined in Exhibit A to the Agreement), multiplied by (ii) a ratio, the numerator of which is the number of calendar days during the Performance Period that you were in Continuous Service and the denominator of which is the total number of calendar days in the Performance Period, with the resulting number rounded up to the nearest whole RSU.
(c)For purposes of this Agreement, “Retirement” means your voluntary termination of Continuous Service, unless circumstances exist at the time of such termination that would constitute Cause, following (i) your completion of five years of Continuous Service and (ii) your attainment of age 55; provided, however, that in order to receive any vesting benefit under Section 2(b) of the Agreement due to your Retirement, you must (x) have given the Company at least four months advance written notice of your intention to terminate your Continuous Service and (y) execute and deliver a non-solicitation agreement satisfactory to the Company that will apply for a period of 12 months after your termination date (the “Non-Solicitation Agreement”). For avoidance of doubt, in the event of your Retirement prior to the last day of the Performance Period, if you fail to comply with the conditions in this Section 2(c), including compliance with the Non-Solicitation Agreement for a period of 12 months after your termination date, you will forfeit all of the RSUs subject to this Award.
3.Number of RSUs and Ordinary Shares.
(a) The number of RSUs subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
(b)Any additional RSUs that become subject to the Award pursuant to this Section 3 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs covered by your Award.

(c)Notwithstanding the provisions of this Section 3, no fractional Ordinary Shares or rights for fractional Ordinary Shares shall be created pursuant to this Section 3. The Board shall, in its discretion, determine an equivalent benefit for any fractional Ordinary Shares or fractional Ordinary Shares that might be created by the adjustments referred to in this Section 3.
4.Securities Law Compliance. You may not be issued any Ordinary Shares in respect of your Award unless either (a) the Ordinary Shares are registered under the Securities Act; or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such Ordinary Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations. The Company shall not be liable if Ordinary Shares cannot be issued to you as a consequence of the Company’s determination that the issuance of Ordinary Shares does not comply with applicable laws and regulations governing the Award.
5.Transfer Restrictions. Your Award is not transferable, except by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the Ordinary Shares subject to the Award until the Ordinary Shares are issued to you in accordance with Section 6 of this Agreement. After the Ordinary Shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Ordinary Shares provided that any such actions are in compliance with the provisions herein and applicable securities laws. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Ordinary Shares to which you were entitled at the time of your death pursuant to this Agreement.
6.Date of Issuance.
(a)To the extent your Award is exempt from application of Section 409A of the Code and any state or foreign law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of Ordinary Shares equal to the number of vested RSUs subject to your Award, including any additional RSUs received pursuant to Section 3 of this Agreement that relate to those vested RSUs, on the applicable vesting date(s). However, if a scheduled delivery date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day. Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s Policy Regarding Stock Trading by Executive Officers, Directors and Other Designated Employees (or any successor policy) (the “Policy”), the Company’s Policy Against Trading on the Basis of Inside Information, or you are otherwise prohibited from selling Ordinary Shares in the open market and any Ordinary Shares covered by your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you or a day on which you are permitted to sell Ordinary Shares pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange

Act, as determined by the Company in accordance with the Policy, or does not occur on a date when you are otherwise permitted to sell Ordinary Shares in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding Ordinary Shares from your distribution, then such Ordinary Shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day of the next occurring open “window period” applicable to you pursuant to the Policy (regardless of whether you are still providing Continuous Service at such time) or the next business day when you are not prohibited from selling Ordinary Shares in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the Ordinary Shares covered by the Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d). Delivery of the Ordinary Shares pursuant to the provisions of this Section 6(a) is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. The form of such delivery of the Ordinary Shares (e.g., a share certificate or electronic entry evidencing such Ordinary Shares) shall be determined by the Company.
(b)The provisions of this Section 6(b) are intended to apply to the extent your Award is subject to Section 409A (including, but not limited to, because you are party to a severance arrangement or other agreement between you and the Company (or are eligible for benefits under a severance arrangement, plan or policy maintained by the Company), if any, that provides for acceleration of vesting of your Award upon your termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder)) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) or 1.409A-1(b)(9) (“Non-Exempt Severance Arrangement”)). To the extent your Award is subject to and not exempt from application of Section 409A, the following provisions in this Section 6(b) shall supersede anything to the contrary in Section 6(a) of this Agreement.
(i)If your Award vests in the ordinary course in accordance with Exhibit A to the Agreement, without vesting under the terms of a Non-Exempt Severance Arrangement or pursuant to Section 2(a), 2(b), 11(a), 11(b) or 11(d) of the Agreement, then the Ordinary Shares will be issued in respect of the vested portion of your Award no later than the 15th day of the third calendar month following the last day of the Performance Period.
(ii)If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were in effect as of the Date of Grant of your Award and, therefore, are part of the terms of your Award as of the Date of Grant, then the Ordinary Shares will be issued in respect of the vested portion of your Award upon your Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of your Separation from Service. For clarity, if such Non-Exempt Severance Arrangement is the Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan (the “CIC Plan”), such Ordinary

Shares will be issued on the 60th day following the date of your Covered Termination (as defined in the CIC Plan) (which, for clarity, must be a Separation from Service). However, if at the time the Ordinary Shares would otherwise be issued you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.
(iii)If vesting of your Award accelerates upon your termination of Continuous Service due to your death under Section 2(a) of this Agreement, then the Ordinary Shares will be issued in respect of the vested portion of your Award to your beneficiary (if any) or to the personal representative of your estate by the 60th day that follows the date of your death.
(iv)If your Award vests upon your termination of Continuous Service due to your Disability or Retirement under Section 2(b) of this Agreement, then the Ordinary Shares will be issued in respect of the vested portion of your Award in the calendar year following the last day of the Performance Period, but not prior to the Vesting Date.
(v)If your Award vests under Section 11(a) of this Agreement, then the Ordinary Shares will be issued in respect of the vested portion of your Award no later than the 15th day of the third calendar month following the last day of the Performance Period.
(vi)If vesting of your Award accelerates upon your Involuntary Termination Without Cause under Section 11(b) of this Agreement, then the Ordinary Shares will be issued in respect of the vested portion of your Award on the 60th day that follows the date of your Involuntary Termination Without Cause (which, for clarity, must be a Separation from Service). However, if at the time the Ordinary Shares would otherwise be issued you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.
(vii)If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were not in effect as of the Date of Grant of the Award and, therefore, are not a part of the terms of your Award on the Date of Grant, then such acceleration of vesting of your Award shall not accelerate the issuance date of the Ordinary Shares in respect of the vested portion of your Award, but such Ordinary Shares shall instead be issued on the same schedule as set forth in Section 6(b)(i) of this Agreement as if they had vested in the ordinary course in accordance with Exhibit A to the Agreement (without vesting under the terms of a Non-Exempt Severance Arrangement or pursuant to Section 2(a), 2(b), 11(a), 11(b) or 11(d) of the Agreement), notwithstanding the vesting acceleration of the Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)If your Award is subject to and not exempt from Section 409A (a “Non-Exempt Award”), then the provisions in this Section 6(c) shall apply and supersede anything to the contrary that may be set forth in the Plan, the Grant Notice or in any other section of this Agreement with respect to the permitted treatment of your Non-Exempt Award:
(i)Any exercise by the Board of discretion to accelerate the vesting of your Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the Ordinary Shares in respect of the Non-Exempt Award unless earlier issuance of the Ordinary Shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)The Company explicitly reserves the right to (A) earlier settle your Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(i), and (B) provide that you will receive a cash settlement equal to the Fair Market Value of the Ordinary Shares that would otherwise be issued to you, if applicable and in compliance with the requirements of Section 409A.
(iii)To the extent the terms of your Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, each as determined under Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (a “409A Change of Control”). To the extent the terms of your Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service. However, if at the time the Ordinary Shares would otherwise be issued to you in connection with your Separation from Service, you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.
(iv)The provisions in this Agreement for delivery of the Ordinary Shares in respect of the Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the Ordinary Shares to you in respect of your Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
7.Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, share dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any Ordinary Shares that are delivered to you in connection with your Award after such Ordinary Shares have been delivered to you.

8.Restrictive Legends. The Ordinary Shares issued in respect of your Award shall be endorsed with appropriate legends determined by the Company.
9.Award Not a Service Contract.
(a)Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice.  Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to this Agreement (including Exhibit A to the Agreement) or the issuance of the Ordinary Shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or its Affiliates, as applicable, of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
(b)By accepting this Award, you acknowledge and agree that the right to vest in the Award pursuant to this Agreement (including Exhibit A to this Agreement) is earned according to the terms of this Agreement (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to vest in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting terms set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right or the right of the Company or its Affiliate, as applicable, to terminate your Continuous Service at any time, with or without cause and with or without notice.
10.Tax Withholding Obligations.
(a)On or before the time you receive a distribution of the Ordinary Shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Ordinary Shares issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your Award (the “Withholding Taxes”). Further, to the extent that any obligation to withhold Withholding Taxes arises prior to distribution of the Ordinary Shares, the

Company may cause the RSUs to vest and be deemed payable for the purpose of satisfying such obligation by withholding of Ordinary Shares as provided for above, where the Fair Market Value of the Ordinary Shares is measured as of such deemed RSU payment date, provided that (i) to avoid a prohibited acceleration under Section 409A, the number of RSUs so vested and deemed payable will not exceed the number necessary to satisfy the liability for the Withholding Taxes; and (ii) if you are subject to Section 16 of the Exchange Act, withholding in Ordinary Shares pursuant to the foregoing will either be approved in advance by the Committee or solely at your election, provided that, for clarity, you will not have any discretion with respect to whether any RSUs will vest pursuant to this Section 10(a).
(b)Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Ordinary Shares to be delivered in connection with your RSUs to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates; or (iv) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date Ordinary Shares are issued to pursuant to Section 6 of this Agreement) equal to the amount of such Withholding Taxes; provided, however, that the number of such Ordinary Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Notwithstanding the foregoing, if you are subject to Section 16 of the Exchange Act, the alternative withholding methods set forth in this Section 10(b) shall not apply to you other than with respect to any withholding obligation for Withholding Taxes that arises prior to the distribution of the Ordinary Shares.
(c)Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Ordinary Shares.
(d)In the event that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
(e)If specified in your Grant Notice, you may direct the Company to withhold Ordinary Shares with a Fair Market Value (measured as of the date Ordinary Shares are issued pursuant to Section 6 of this Agreement) equal to the amount of such Withholding Taxes; provided, however, that the number of such Ordinary Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.
11.Change in Control.
(a)Notwithstanding anything to the contrary in the Grant Notice, this Agreement or the Plan (but subject to Sections 11(b) and 11(d) of this Agreement), in the event of a Change in Control prior to the last day of the Performance Period, if the Award is assumed or continued or substituted with a similar stock award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to such Change in Control) by the surviving or acquiring corporation (or its parent company) in connection with such Change in Control, then to the extent the Award is outstanding on the effective date of such Change in Control, the vesting schedule of the Award will be revised in a manner as though the greater of (i) the number of Target RSUs and (ii) the number of Certified RSUs (such greater number, the “CIC RSUs”) had been subject solely to a vesting schedule pursuant to which the CIC RSUs would have vested on the last day of the Performance Period, subject to your Continuous Service through such date.
(b)If your Continuous Service terminates either within twelve (12) months following or one (1) month prior to the effective date of a Change in Control due to an Involuntary Termination Without Cause, and in each case prior to the last day of the Performance Period, then effective as of the date of such Involuntary Termination Without Cause (or as soon as administratively practicable thereafter, but no later than 60 days following such Involuntary Termination Without Cause), the number of CIC RSUs shall become vested. In order to give effect to the intent of this provision, in the event of your Involuntary Termination Without Cause, notwithstanding anything to the contrary set forth in the Plan or Section 2 of this Agreement, in no event will any portion of this Award be forfeited or terminate any earlier than 60 days following such termination date.
(c)For purposes of Section 11(b) of this Agreement, “Involuntary Termination Without Cause” means the involuntary termination of your Continuous Service for reasons other than death, Disability, or Cause. Any determination by the Company (or an Affiliate, if applicable) that your Continuous Service was terminated with or without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company or an Affiliate or you for any other purpose.
(d)If you incur a Covered Termination (as defined in the CIC Plan) prior to the last day of the Performance Period and become entitled to vesting of this Award under Section 4(c) of the CIC Plan, then notwithstanding anything in the CIC Plan to the contrary, for purposes of such Section, the phrase “shall be accelerated in full” shall mean that the number of CIC RSUs shall become vested. Such vesting will be effective as of the date set forth in the CIC Plan (which, for clarity, is the 60th day following the date of such Covered Termination).
(e)Notwithstanding anything in the Agreement or the CIC Plan to the contrary, if you otherwise become entitled to vesting of this Award under more than one of the Special Vesting Provisions, only the Special Vesting Provision that would provide you with the most favorable vesting benefit will be deemed to be applicable to this Award and any other Special Vesting Provision will be deemed to be inapplicable to this Award. For purposes of the Agreement, “Special Vesting Provisions” means Sections 2(a), 2(b), 11(a) and 11(b) of the Agreement, and Section 4(c) of the CIC Plan, as clarified and set forth in Section 11(d) of the Agreement.
12.Parachute Payments.
(a)If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for you.
(b)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change in Control or similar transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.
(c)The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.
13.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Ordinary Shares pursuant to this Agreement. You shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares to be issued pursuant to this Agreement until such Ordinary Shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
14.Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting officers and directors to sell Ordinary Shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.
15.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Ordinary Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
16.Governing Law and Venue. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions.
For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
17.Notices; Electronic Delivery. Any notices provided for in your Award or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.Miscellaneous.
(a)The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns, if any. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(f)The Committee shall have complete and absolute discretion to make the determinations called for under this Agreement, and all such determinations shall be binding on you and on any person who claims all or any part of your Award on your behalf as well as on the Company.
19.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control. In addition, your Award (and any compensation paid or Ordinary Shares issued under your Award) is subject to recoupment in accordance with the Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
20.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
21.Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

22.Amendment. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
24.No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.
25.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
26.Insider Trading / Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., RSUs) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by applicable laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
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By signing the U.S. Performance Restricted Stock Unit Award Grant Notice to which this U.S. Performance Restricted Stock Unit Award Agreement is attached, you shall be deemed to have signed and agreed to the terms and conditions of this U.S. Performance Restricted Stock Unit Award Agreement.
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Exhibit A

Attachment II
Jazz Pharmaceuticals plc
2011 Equity Incentive Plan